Exhibit 1

POWER OF ATTORNEY

The undersigned, James M. Seneff, does hereby make, constitute and appoint Tracey B. Bracco as his true and lawful attorney-in-fact, for the purpose of, from time to time, executing in his name and on his behalf, whether Mr. Seneff is acting individually or as representative of others, any and all documents, certificates, instruments, statements, other filings and amendments to the foregoing (collectively, “documents”) determined by such attorney-in-fact to be necessary or appropriate to comply with ownership or control-person reporting requirements imposed by any United States or non-United States governmental or regulatory authority, including without limitation Forms 3, 4, and 5, or Schedules 13D, 13F, 13G and 13H and any amendments to any of the foregoing as may be required to be filed with the Securities and Exchange Commission, and delivering, furnishing or filing any such documents with the appropriate governmental, regulatory authority or other person, and giving and granting to such attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as Mr. Seneff might or could do if personally present, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof. Any such determination by such attorney-in-fact named herein shall be conclusively evidenced by such person’s execution, delivery, furnishing or filing of the applicable document. This power of attorney shall be valid from the date hereof and shall remain in full force and effect until either revoked in writing by Mr. Seneff, or, in respect of any attorney-in-fact named herein, until such person ceases to be an employee of CHP II Advisors, LLC or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has caused this power of attorney to be executed as of this 13th day of November, 2018.

/s/ James M. Seneff